Exhibit 3.10

CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS
OF
THE SPECIAL VOTING PREFERRED STOCK
OF
HEARX LTD.

(PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW)

     HEARx Ltd., a Company organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law (“DGCL”).

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company (the “Board of Directors” or the “Board”) in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Company, the Board of Directors hereby authorizes a series of the Company’s previously authorized Preferred Stock, par value $1.00 per share (the “Preferred Stock”), and hereby states the designations and number of shares and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

SPECIAL VOTING PREFERRED STOCK:

     Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as The Special Voting Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be one (1). The share of Preferred Stock shall have a par value of $1.00 per share.

     Section 2. Dividends. The holder of record of the Preferred Stock shall not be entitled to receive any dividends declared and paid by the Company.

     Section 3. Voting Rights. Except as otherwise required by law, the holder of record of the share of Preferred Stock shall have a number of votes equal to the number of votes that the holders of the outstanding Non-Voting Exchangeable Shares (“Exchangeable Shares”) of HEARx Canada, Inc., a subsidiary of the Company existing under the laws of Canada (“Exchangeco”), from time to time, which are not owned by the Company, any of its subsidiaries or any entity directly or indirectly controlled by or under common control with the Company would be entitled to if all such Exchangeable Shares were exchanged by the holders thereof for shares of the Common Stock of the Company pursuant to the terms of the Exchangeable Shares, in each case for the election of directors and on all matters submitted to a vote of the stockholders of the Company. Except as otherwise required by law, the holder of record of the single share of the Preferred Stock and the holders of Common Stock of the Company shall vote together as one class on all matters submitted to a vote of the stockholders of the Company.

     Section 4. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holder of record of the Preferred Stock shall not be entitled to receive any assets of the Company available for distribution to its stockholders.

     Section 5. Other Provisions.

     (a)  Pursuant to the terms of that certain Amended and Restated Merger Agreement, dated as of November 6, 2001, by and among the Company and Helix Hearing Care of America Corp., a company organized under the laws of Canada (the “Merger Agreement”), one share of the Preferred Stock is being issued to the trustee (the “Trustee”) in exchange for consideration of $1.00 under the Voting and Exchange Trust Agreement, to be entered into pursuant to the Merger Agreement, by and among the Company, Exchangeco, HEARx Acquisition ULC, and the Trustee (the “Trust Agreement”).

     (b)  The Trustee shall exercise the voting rights attached to the Preferred Stock pursuant to and in accordance with the Trust Agreement. The voting rights attached to the Preferred Stock shall terminate pursuant to and in accordance with the Trust Agreement.

     (c)  At such time as the Preferred Stock has no votes attached to it because there are no Exchangeable Shares of Exchangeco outstanding that are not owned by the Company, any of its subsidiaries or any entity directly or indirectly controlled by or under common control with the Company, and there are no shares of stock, debt, options or other agreements of Exchangeco that could give rise to the issuance of any Exchangeable Shares to any person (other than the Company, any of its subsidiaries, or any entity directly or indirectly controlled by or under common control with the Company), the Preferred Stock shall be canceled.

     (d)  Pursuant to the provisions of Section 103(d) of the DGCL, this certificate shall not become effective until the Effective Time (as defined in the Merger Agreement).

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SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company on this       day of                 , 2002.

HEARx LTD.

By: __________________________________ Name: Paul A. Brown, M.D. Title: Chairman and Chief Executive Officer

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